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                                                                    EXHIBIT 11.1

                        PHOENIX INTERNATIONAL LTD., INC.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                     Three Months Ended                Nine Months Ended
                                                         September 30,                    September 30,
                                                ------------------------------   ------------------------------


                                                     1996           1995              1996             1995
                                                     -----          ----              ----             ----
Net income                                      $    558,567    $    (377,437)   $   1,051,543    $     843,055
                                                ============    =============    =============    =============

PRIMARY

Weighted average common stock outstanding          3,774,103        2,916,474        3,248,940        2,881,408

Effect of dilutive common stock equivalents
    outstanding during the period (1)                342,765               --          278,090          103,147

Effect of common stock issued and stock options
    granted during the 12-month period
    preceding July 1, 1996 (3)                            --          299,760           76,587          229,760
                                                ------------    -------------    -------------    -------------


Total common and common equivalent shares          4,116,868        3,146,234        3,603,617        3,214,315
                                                ============    =============    =============    =============

Primary net income per share                    $       0.14    $       (0.12)   $        0.29    $        0.26
                                                ============    =============    =============    =============

FULLY DILUTED

Weighted average common stock outstanding          3,774,103        2,916,474        3,248,940        2,881,408

Effect of dilutive common stock equivalents
    outstanding during the period (2)                392,020               --          326,693          103,147

Effect of common stock issued and stock options
    granted during the 12-month period
    preceding July 1, 1996 (3)                            --          229,760           76,587          229,760
                                                ------------    -------------    -------------    -------------

    Total common and common equivalent shares      4,166,123        3,146,234        3,652,220        3,214,315
                                                ============    =============    =============    -------------

Fully diluted net income per share              $       0.14    $       (0.12)   $        0.29    $        0.26
                                                ============    =============    =============    =============


_____________________________
(1) Based on the treasury stock method using average market price.
(2) Based on the treasury stock method using the higher of the average or period-end market price.
(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued and stock options granted at prices below the initial public offering price per share during the 12-month period immediately preceding the initial filing and through the effective date of the Registration Statement, using the treasury stock method.